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                                                           Exhibit 5

                         [Baker & Hostetler Letterhead]



                                  June 2, 1994


The E.W. Scripps Company
1105 N. Market Street
Wilmington, Delaware 19801

Gentlemen:

                 We have acted as counsel to The E.W. Scripps Company, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 (the "Act") relating to the reservation of 750,000 shares of Class A Common Stock, $.01 par value (the "Common Stock"), of the Company for issuance under the Company's 1987 Long-Term Incentive Plan (the "Plan").

                 In connection with the foregoing, we have examined: (a) the Certificate and By-laws of Incorporation of the Company, (b) the Plan, and (c) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

                 Based on such examination, we are of the opinion that:

                 1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

                 2. The Common Stock available for issuance under the Plan, when issued pursuant to the Plan upon exercise of options granted thereunder or upon the vesting of awards of Common Stock granted thereunder, will have been legally issued, and will be fully paid and nonassessable.

                 We hereby consent to the use of this Opinion as Exhibit 5 to the Registration Statement and the reference to our firm in Item 5 of Part II of the Registration Statement.

                                                   Very truly yours,

                                                   /s/Baker & Hostetler